UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 3, 2016

ADVAXIS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30929	13-4087132
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 College Road

Princeton, New Jersey 08540

(Address of Principal Executive Offices)

(609) 452-9813

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act.

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

[ ]	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)          Effective as of October 3, 2016, Mr. Gregory Mayes transitioned from the Chief Operating Officer of Advaxis, Inc. (“Advaxis” or the “Company”) to Chief Business Officer of the Company.

(c)          Effective October 3, 2016, Advaxis appointed Mr. Christopher M. Duke as Senior Vice President and Chief Operating Officer of the Company.

Prior to joining Advaxis, Mr. Duke, 44, was with Amicus Therapeutics, Inc. (NASDAQ: FOLD) (“Amicus”), where he served most recently as Vice President, Global Commercial Operations where he played a lead role in the build out of the international business to support the successful launch of GalafoldTM (migalastat), which was granted full approval by the European Commission earlier this year to treat patients with Fabry disease. In addition, prior to Amicus, Mr. Duke served as Executive Director, International Commercial Operations of NPS Pharmaceuticals, Inc. (NASDAQ: NPSP), where he led several strategic business planning initiatives and helped to establish NPS International to support the ex-US commercialization of Revestive® (teduglutide) and Natpar® (rhPTH[1-84]). Mr. Duke holds a B.S. in Chemical Engineering from Rutgers University, an M.P.H. from the University of Medicine and Dentistry of New Jersey and an M.B.A. degree from the Wharton School.

Mr. Duke’s base salary will be equal to $340,000 per year.

On October 3, 2016, Mr. Duke was granted 100,000 shares of restricted Company common stock (the “Sign-on Stock Grant”). 25% of the Sign-on Stock Grant will vest immediately and the remaining 75% of the Sign-on Stock Grant will vest in three equal installments on each of October 3, 2017, October 3, 2018 and October 3, 2019.

No family relationships exist between Mr. Duke and any of our directors or other executive officers. There are no arrangements between Mr. Duke and any other person pursuant to which Mr. Duke was selected as an officer, nor are there any transactions to which the Company is or was a participant and in which Mr. Duke has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advaxis, Inc.
(Registrant)

Date: October 3, 2016

	By:	/s/ Daniel O’Connor
Daniel O’Connor
President and Chief Executive Officer